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                                                                    EXHIBIT 23.3



                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Esquire Communications Ltd.:

We consent to the inclusion of our report dated February 12, 1997, with respect to the consolidated balance sheet of Esquire Communications Ltd. as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the registration statement/prospectus of Esquire Communications Ltd., and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the registration statement/prospectus.

                                          KPMG PEAT MARWICK LLP

Short Hills, New Jersey
April 10, 1997



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